UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

LOGICVISION, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LogicVision Reports Second Quarter Financial Results

SAN JOSE, Calif. – July 30, 2009 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Results
Revenues in the second quarter of 2009 were $3.0 million, compared with $3.1 million in the first quarter of 2009.

Net loss in the second quarter of 2009 was $262,000, or $0.03 per share, compared with a net loss of $104,000, or $0.01 per share, reported in the first quarter of 2009. The second quarter net loss includes approximately $475,000 in costs associated with the planned acquisition by Mentor Graphics Corporation (Mentor Graphics; NASDAQ: MENT) as announced in the company’s May 7, 2009 press release.

Operating expenses were $2.7 million in the second quarter, including $114,000 of stock-based employee compensation charges in accordance with SFAS 123(R). This compares with $2.6 million of operating expenses in the first quarter of 2009, including $120,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At June 30, 2009, LogicVision had $6.4 million in cash and cash equivalents compared with $6.9 million at March 31, 2009. In addition, the company had accounts receivable of $1.3 million at June 30, 2009, compared with $1.9 million at March 31, 2009. The company has no debt.

New orders received during the second quarter totaled $1.2 million. The second quarter’s 12-month backlog was $10.9 million, compared with a 12-month backlog of $10.7 million at the end of the first quarter. The company’s total backlog was $15.6 million as of June 30, 2009.

Proposed Acquisition by Mentor Graphics
On May 6, 2009, the company entered into a merger agreement with Mentor Graphics pursuant to which Mentor Graphics has agreed to acquire LogicVision subject to the terms and conditions set forth in the merger agreement. At the effective time of the proposed merger, each issued and outstanding share of LogicVision common stock will be converted into the right to receive 0.2006 shares of Mentor Graphics common stock. The closing of the proposed merger is subject to the approval of LogicVision’s stockholders and other customary closing conditions. The LogicVision stockholders’ meeting to, among other things, approve the merger is currently scheduled for August 18, 2009.

In light of the proposed acquisition of LogicVision by Mentor Graphics, LogicVision will not be hosting an earnings call regarding second quarter 2009 results, and LogicVision is withdrawing its previous 2009 guidance and will not be providing guidance for the third quarter of 2009.

About LogicVision Inc.
LogicVision (NASDAQ: LGVN) provides a comprehensive set of proprietary built-in-self-test (BIST) technologies for achieving the highest quality silicon manufacturing test while reducing test costs for complex System-on-Chip devices. LogicVision's Dragonfly Test Platform™ enables integrated circuit designers to embed BIST functionality into a semiconductor design. This functionality is used during semiconductor production test and throughout the useful life of the chip. The complete Dragonfly Test Platform, including the ETCreate™, Silicon Insight™ and Yield Insight™ product families, improves profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time-to-market and time-to-yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the proposed acquisition of LogicVision by Mentor Graphics, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that that the transaction will not close or that the closing may be delayed. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

ADDITIONAL INFORMATION

On July 15, 2009, Mentor Graphics filed a definitive prospectus and on July 16, 2009, LogicVision filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of LogicVision by Mentor Graphics. Investors and security holders of LogicVision are urged to read the definitive proxy statement/prospectus and any other relevant materials filed by LogicVision or Mentor Graphics with the SEC because they contain, or will contain, important information about LogicVision, Mentor Graphics and the proposed acquisition. The definitive proxy statement/prospectus has been mailed to the security holders of LogicVision. The definitive proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by LogicVision or Mentor Graphics with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders of LogicVision may obtain free copies of the documents filed with the SEC by LogicVision by contacting LogicVision’s Investor Relations department at 25 Metro Drive, Third Floor, San Jose, California 95110, Phone: (408) 452-2486 or Email: InvestorRelations@logicvision.com. Investors and security holders of LogicVision may obtain free copies of the documents filed with the SEC by Mentor Graphics by contacting Mentor Graphics Corporation’s Investor Relations department, 8005 SW Boeckman Road, Wilsonville, Oregon 97070-7777, Phone: (503) 685-7000.

LogicVision and its officers and directors may be deemed to be participants in the solicitation of proxies from LogicVision’s stockholders with respect to the proposed merger. A description of any interests that these officers and directors have in the merger are described in the proxy statement/prospectus. Additional information concerning LogicVision’s directors and executive officers is set forth in LogicVision’s Amendment No.1 to Annual Report on Form 10-K, which was filed with the SEC on April 29, 2009. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to LogicVision Investor Relations page on its website at www.logicvision.com.

LogicVision, ETCreate, ScanBurst, ETMemory, Silicon Insight, Yield Insight and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries.

Contacts:

LogicVision Contact:
Mei Song
LogicVision
408-452-2486
InvestorRelations@logicvision.com

- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$6,358	$9,249
Short-term investments	-	150
Accounts receivable, net of allowance for doubtful
accounts of $13 and $5, respectively	1,299	504
Prepaid expenses and other current assets	893	593
Total current assets	8,550	10,496
Property and equipment, net	294	411
Goodwill	6,846	6,846
Other long-term assets	201	206
Total assets	$15,891	$17,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$899	$516
Accrued liabilities	1,384	1,791
Deferred revenue, current portion	7,082	7,871
Total current liabilities	9,365	10,178
Deferred revenue	705	1,703
Other long-term liabilities	55	187
Total liabilities	10,125	12,068

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares;
Issued and outstanding: no shares issued and outstanding	-	-
Common stock, $0.0001 par value:
Authorized: 50,000 shares;
Issued and outstanding: 9,474 shares at June 30, 2009
and 9,460 shares at December 31, 2008	1	1
Additional paid-in capital	109,497	109,247
Accumulated other comprehensive income (loss)	(37)	(29)
Accumulated deficit	(103,695)	(103,328)
Total stockholders' equity	5,766	5,891
Total liabilities and stockholders' equity	$15,891	$17,959

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Bundled license and maintenance	$2,712	$2,767	$5,432	$5,581
Upfront license	-	-	61	-
Professional service	273	260	556	416
Total revenues	2,985	3,027	6,049	5,997

Cost of revenues:
Bundled license and maintenance	410	720	878	1,474
Professional service	142	108	278	185
Total cost of revenues	552	828	1,156	1,659
Gross profit	2,433	2,199	4,893	4,338

Operating expenses:
Research and development	914	801	1,715	1,809
Sales and marketing	758	1,540	1,601	3,046
General and administrative	556	915	1,243	1,809
Cost related to Mentor Graphics acquisition	475	-	718	-
Total operating expenses	2,703	3,256	5,277	6,664

Loss from operations	(270)	(1,057)	(384)	(2,326)
Interest and other income, net	8	58	18	76

Loss before provision (benefit) for income taxes	(262)	(999)	(366)	(2,250)
Income tax provision (benefit)	-	(2)	-	13

Net loss	$(262)	$(997)	$(366)	$(2,263)

Net loss per common share, basic and diluted	$(0.03)	$(0.10)	$(0.04)	$(0.23)
Weighted average number of shares outstanding, basic and diluted	9,474	9,600	9,471	9,637